Exhibit 23.1
CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 10, 2006, accompanying the consolidated financial statements and schedule of Applica Incorporated appearing in the 2005 Annual Report of the Company on Form 10-K for the year ended December 31, 2005 which is incorporated by reference in the Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Miami, Florida
August 18, 2006